Exhibit 5(F)

                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                                 A Stock Company

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GUARANTEED MINIMUM DEATH BENEFIT RIDER
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This rider is a part of the contract to which it is attached in consideration of the application, if any, and the charges as shown in the rider specifications below. Except as specified in this rider, it is subject to all of the provisions contained in the contract. This rider takes effect on the Rider Date. This rider must be elected at the time of initial purchase of the Contract. This rider may only be elected by an Owner(s) who has not attained age 81.

                              RIDER SPECIFICATIONS

Contract Number:                                                  [123456789]
Rider Date:                                                       [July 1, 2008]
Rider Fee Percentage:                                             [0.20%]

                                   DEFINITIONS

"Adjusted Partial Withdrawal" is equal to:

      a) the partial withdrawal and any applicable premium taxes withheld; multiplied by

      b)    the  death  benefit  immediately  prior to the  partial  withdrawal;
            divided by

      c)    the Contract Value immediately prior to the withdrawal.

"Due proof of death" includes both a death certificate, or some other form of notice satisfactory to us, and your election in a form satisfactory to us for the payment method.

"GMDB Base" means the total of all Purchase Payments, less any Adjusted Partial Withdrawal and any premium taxes, as applicable. An Adjusted Partial Withdrawal is calculated each time a withdrawal is taken.

"Net Contract Value" is equal to the Contract Value reduced by any applicable Transaction Fee, premium taxes, and the applicable portion of the Subscription Fee.

The following hereby amends and replaces the section of the contract captioned "Proceeds Payable on Death, Death Benefit Amount During the Accumulation Period."

                            PROCEEDS PAYABLE AT DEATH

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD: During the Accumulation Period, if the death of the Owner(s) occurs prior to the Contract Anniversary immediately following the Owner(s) attaining age 90, the death benefit will be equal to the greater of:

1)    the GMDB Base; and

2) the Net Contract Value determined as of the end of the Valuation Period upon which we receive Due proof of death of the Owner.

If the death of the Owner(s) occurs on or after the Contract Anniversary immediately following the Owner(s) attaining age 90, the death benefit will be equal to the Net Contract Value determined as of the end of the Valuation Period upon which we receive Due proof of death of the Owner.

After the death benefit is determined, it remains in the Separate Account until distribution begins. From the time the death benefit is determined until distribution is made, any amount in the Sub-account will be subject to investment risks, which are borne by the Beneficiary.

If Joint Owners are named:

      1)    the  death  benefit  is  determined  based on the Age of the  oldest
            Owner; and

      2)    the death benefit is payable upon the first death.

If the Owner is a non-natural person, the death of an Annuitant will be treated as the death of the Owner.

If more than one Annuitant is named:

      1) the death benefit is determined based on the Age of the oldest Annuitant; and

      2)    the death benefit is payable upon the first death.

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                                  RIDER CHARGE

After the Rider Date, the rider charge will be deducted from the Contract Value on each Contract Anniversary. The rider charge is equal to the Rider Fee Percentage, shown in the rider specifications, multiplied by the greater of the GMDB Base and the Contract Value. Unless we agree otherwise, the rider charge will be deducted proportionally from each investment option.

On the Contract Anniversary immediately following the Owner(s) attaining age 90, the GMDB Base will equal the Contract Value and no further rider charges will be deducted.

If you surrender the Contract on a date other than on a Contract Anniversary, we will deduct a proportional rider charge from the amount paid upon surrender. If this rider terminates, we will assess the current year rider charge at the time the rider terminates prorated by the time elapsed for the Contract Year. Past rider charges will not be refunded.

The rider charge will not be deducted after the Contract Value decreases to zero.

Cancellation

After the Rider Date, you cannot affirmatively request to cancel this rider. However, the rider may terminate in accordance with the Termination of Rider provision below.

Spousal Continuation

Unless the Owner has previously elected a death benefit payment option, a Beneficiary who is a spouse of the deceased Owner may elect to continue the Contract in his or her own name at the then current death benefit amount, which amount shall be deemed to be the initial Purchase Payment for purposes of this rider.

Termination of Rider

This rider will terminate without value on the occurrence of any of the following dates:

      1. the date there is a change of owner or joint owner (or annuitant if any owner is a non-natural person);

      2.    the Annuity Date;

      3.    the date the contract to which this rider is attached terminates;

      4.    the date the Contract Value decreases to zero.


Signed for Jefferson National Life Insurance Company.

                                    /s/ Craig Hawley
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                                    Secretary